Exhibit 99.2

Transcript of

ClearSign Technologies Corp.

Third Quarter 2025 Earnings Conference Call

November 19, 2025

Participants

Matthew Selinger - Investor Relations, Firm IR Group

Brent Hinds - Chief Financial Officer, ClearSign Technologies Corporation

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Analysts

Sameer Joshi - H.C. Wainwright

Presentation

Operator

Greetings. Welcome to the ClearSign Technologies 3Q25 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this conference is being recorded.

I will now turn the conference over to your host, Matthew Selinger. You may begin.

Matthew Selinger - Investor Relations, Firm IR Group

Good afternoon and thank you, operator. Welcome everyone to the ClearSign Technologies Corporation's third quarter 2025 results conference call. During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs, and prospects. These statements are based on judgments and analysis as of the date of this conference and are specific to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with the forward-looking statements may be comments called include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are described in ClearSign's filings with the SEC, including those discussed under the risk factor section of the Annual Report on the Form 10-K, the period ended December 31, 2024. Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

So on the call with me today are Jim Deller, ClearSign's Chief Executive Officer, and Brent Hinds, ClearSign's Chief Financial Officer. So at this point in the call, I would like to turn the call over to Brent Hinds. So with that, Brent, please go ahead.

Brent Hinds - Chief Financial Officer, ClearSign Technologies Corporation

Thank you, Matthew. And thank you to everyone joining us here today. Before I begin, I'd like to note that our financial results on Form 10-Q were filed last week with the SEC. And with that, I'd like to give an overview of the financials for the third quarter of 2025.

For the third quarter of 2025, the company recognized approximately $1 million in revenues compared to approximately $1.9 million in the same period in 2024. This year-over-year decrease in revenues was driven by our activities in the prior year. Recall, during the third quarter of 2024, we shipped a large order with multiple burners to a California refinery customer.

Aside from the comparison in revenue numbers, I believe it's also important to note the difference in the year-over-year order volume. Last year's Q3 revenue was predominantly driven by one large order and, recall, this order accounted for approximately 50% of our 2024 annual revenue. Whereas juxtapose this with this year's quarterly revenue, this year's Q3 revenue was driven by our execution of several orders from our backlog, which has also grown year-over-year. To be more specific, our Q3 2025 revenue was generated predominantly by delivering multiple spare parts orders, delivering a midstream order, delivering a flare order, finalizing a CFD analysis for another flare order, providing engineering services, and completing a customer witness test at the Zeeco test facility for our large 26 burner order. This also highlights the fact that our diversification strategy is adding incremental revenue to our top line.

Now for the full income statement. Our net loss increased by approximately $274,000 compared to the same period in 2024. This year-over-year increase was predominantly driven by the decrease in sales volume discussed earlier. However, I'd like to point out a silver lining in this year-over-year change. Our Q3 2025 gross margin increased approximately 6.1 percentage points compared to the same period in 2024. And it's not just an isolated event to Q3, our year-to-date Q3 2025 gross profit margin increased 5.3 percentage points compared to the same period in 2024. We believe this year-over-year increase in margin reinforces our overall long-term strategy to target margins between 40% and 45%.

Now I'd like to shift the focus to cash. Our net cash used in operations for the third quarter was approximately $1.8 million compared to approximately $1.4 million for the same period in 2024. This $400,000 unfavorable year-over-year change was predominantly driven by our change in net loss discussed earlier. As of September 30, 2025, we had approximately $10.5 million in cash and cash equivalents, with approximately 52.5 million shares of common stock outstanding. From an overall financial perspective, we believe our current working capital positions us well to scale our business while also providing our customers and suppliers a level of confidence to do business with us for the long term.

And with that, I'd like to turn the call over to our CEO, Jim Deller. Jim?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Thank you, Brent, for financial overview. As always, I'd like to thank everyone for joining us on the call today and for your interest in ClearSign. On the call today, Matthew will lead a question and answer session where we'll go through the different business units much like our previous calls. We will end with an outlook for the remainder of 2025 and into 2026. We will then open up the call for Q&A from our investors. Many of you may have seen this, but you can send in questions ahead of time to our investor relations at mselinger@firmirgroup.com. Matthew?

Matthew Selinger - Investor Relations, Firm IR Group

All right, Jim, let's get started. We've got a lot of exciting developments to cover. So Jim, there's been an uptick in order flow the last quarter, leading up to recent days. The orders are not just with one product line, as we've seen orders across process burners, flares, and even the new M-series line. So from a macro or kind of high level, what do you believe is fueling this?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah, thank you. And I think that's right. It is very pleasing to see that the increase is coming across our major product lines. I think there are some high-level drivers that are behind this and playing to our favor. The key one, I think we've said this for a long time, which is getting equipment out in the field, getting the customers to trust what we do is very important. We are getting equipment out, and in particular, we've got some very large orders that are well in progress, and those are being seen. And I think that that is playing into this uptick, especially in the process burner orders, where we've seen orders and many inquiries from major customers that are watching our projects. There are ongoing regulatory pressure. There's new regulations being worked on in the Texas Gold Coast area, a key market for us. And in the California regions, where there's a lot of industry, South Coast and San Joaquin Valley, those regulations have been in place for some time, but the due dates are coming up, and we are seeing inquiries from customers to meet their obligations under those. And I think finally, as we've got more products out there, we've spent more time, our products are evolving, they're maturing, and I think the same initiative as just getting the installations out there, we're getting a lot more interest from our clients because they are becoming much more acceptable and usable for them.

Matthew Selinger - Investor Relations, Firm IR Group

But I want to ask almost the same question. I think, thank you for the answer on the macro level. How about then, more specifically with the product lines? So how about, let's start with process burners.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah, I mean, all of the macro play across these, especially on the process burners, getting the major orders that we have, getting our progress through the testing, having the industry see the products develop and hearing about how the work is going on, I really think is influential. The word spreads very quickly throughout this quite close-knit community. Definitely the regulations in Texas, the orders we've just announced one's from California, one's from Texas. They're right in the regions where the regulatory pressure is playing a part. And on the process burners, we have a very big financial driver for our clients. The cost of installing an SCR is multiples of a burner solution. As the clients come to trust our solution, it is by far the most efficient choice, at least in our opinion. But just a point of reference, what we've heard in the industry for a SCR installation on a major heater is probably going to be in the region of $40 million to $60 million, somewhere around that range. ClearSign is going to be significantly less than that. There's a very big financial driver for the customers in choosing, We believe ClearSign has a solution for their emission requirements.

Matthew Selinger - Investor Relations, Firm IR Group

And how about in flares?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah, so the flares are in one, again, down to the client experience. This is actually our fourth order with this customer for flares. So they have knowledge of our flares. They've seen what we do. So then, clearly, their experience is playing into this. And we believe they have potentially more orders to come. The ultimate regulations in California, they do regulate NOx emissions, which is not the same in every region, but California, we're seeing in Texas, now requires NOx regulations, which means that ClearSign has a very valuable product.

Matthew Selinger - Investor Relations, Firm IR Group

Lastly, what are the drivers then on the M-Series? A bit different, isn't it?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

The M-Series is different, especially the market that we've sold into with these last couple of years. The M-Series burners are really targeted on the gas industry and the midstream gas. This is a very big growth sector of the energy industry, especially with export energy. So there's a lot of new equipment being manufactured and sold in this area. And for us, what's particularly interesting is a lot of the equipment that's out and installed is being upgraded, bought into compliance, minimized the downtime, so that leads to a very strong retrofit market. We developed that M25 burner based on that feedback. We've got a client that does that retrofit work wanting a good burner product. Based on their input, we developed this burner. There's a lot of proposals out there, but these two orders are great examples of why we developed that burner. So that's a more unique driver for the M-Series and the gas business in general.

Matthew Selinger - Investor Relations, Firm IR Group

Okay, great. All right, Jim, let's dive into and dissect some of these orders if we can. I'd like to start with an order that seemed a little bit out of the ordinary, not a core equipment or engineering order, rather testing. And I'm going to read a couple of things here, the headline. The headline read, ClearSign Technologies Corporation announces order for comprehensive testing of 100% hydrogen-capable burner, and then with a subhead, petrochemical client requesting performance mapping for future deployment. What's this all about?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah, so this was a very interesting order, and as you said, this is not a typical order for us, there was no product sale with this order. The customer is a repeat customer of ours. They paid significant money for us to conduct a demonstration of our technology working with fuel gases that they've picked to represent the operations of their global facilities. That includes up to 100% hydrogen, so looking at the future options that they may need. And being global, the use of hydrogen is very much a consideration for the international market, even if it's slowed down here in the US at present. The work was to be conducted at the Zeeco test facility and no, it was truly an expansive testing, I think forward-looking on the part of our client.

Matthew Selinger - Investor Relations, Firm IR Group

Okay, I'm going to unpack a couple of different things here, Jim, you say repeat customer. So are we safe to assume, a, this is an existing customer? And let me also say, it's referred to as a petrochemical customer, so the only other customer that's referred a petrochemical customer, is the customer that has a 26-burner order going to the Gulf Coast. Is it safe to assume it's the same customer?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yes. I mean, this client has a very good understanding of our technology. They've been engaged with us on major testing and demonstration of our burner as part of that project. That's important because this work is not usual. With that background, this is a major customer. We believe that they have a genuine interest in the potential use of ClearSign technology throughout their fleet going forwards and that was a major consideration when we agreed to do this particular project. It's not something we would do for everyone, but this was a very specific case, and that relationship and their understanding of our technology was a very big factor in us undertaking this work and it's completed and went very well.

Matthew Selinger - Investor Relations, Firm IR Group

Okay, there's another thing you just said right there, Jim. You said it's been completed, right, so past set. So this project was announced and this testing project has already been completed. Is that correct?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

It is virtually correct. The demonstration is completed. We still have -- we're still formalizing a test report, but the work is done. But a background to this burner, just to take a little segue, we've undertaken a very significant project funded by the DOE and the SBIR program to develop a new burner technology capable of running from 100% natural gas to 100% hydrogen. We've been working on this now for almost two years, it's gone extremely well. The final product of that testing was going through its last physical testing at the Zeeco test facility. That burner was then in place and able to be demonstrated to this Gulf Coast Chemical Plant. For us, the really appealing thing of having a burner that runs for 100% natural gas to 100% hydrogen is you've really hit the extremes of the burn operations. So this chemical client, when it came with a wide-ranging global fuel requirements, that burn is already there to do it. So we're able to demonstrate that burner, which is the product of the DOE SBIR program, and it just worked amazingly across all those product lines, completing every requirement. So it was a very efficient and effective way, one, to show our new technology to this very high-profile client, and a very good demonstration of the value of that SBIR program.

Matthew Selinger - Investor Relations, Firm IR Group

So let me just parse this a little bit. The petrochemical client testing is virtually complete. You did mention the DOE SBIR testing project. Where is that project?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

So that project is almost complete. Let me explain that a little bit. The technology development and the engineering is complete. That burner met all of the DOE requirements. It met all of our requirements, which I'd argue are probably more stringent than the DOE's. It showed its versatility and robustness needs of use in being able to demonstrate it to the Gulf Coast Chemical Plant, which really is the big opportunity for us. What is left to do with the DOE project is our objectives and the DOE expectations are not that we develop a single burner to demonstrate this capability, but we develop a range of burners for future deployment. We are in the process of running a much smaller version of that burner through its bases. That's in the early phases at Zeeco at this point. The reason we're doing this is we need to validate the scaling criteria so we can have a complete range of burners of that DOE design. So this, I think the -- an easy term, the hard part is done that the burner technology has developed, we are just validating the scaling criteria so we can put a bow on this and have a brand new product line. And seeing the way this performs, the way this burner operates, I'm very excited about what this can both do for us and the potential for further applications and different technologies going forward.

Matthew Selinger - Investor Relations, Firm IR Group

So it's partially complete, we've got more to do, but that will be executed and we'll announce that when that's complete.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yes.

Matthew Selinger - Investor Relations, Firm IR Group

And it's gone very well.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Absolutely.

Matthew Selinger - Investor Relations, Firm IR Group

Okay. That's great. So let's move ahead. I'm going to talk about another order here that was recently announced, Jim. And it was announced -- we called it a new super major, ordered in engineering for a retrofit of two process heaters at a California refinery for a total of 32 ClearSign Core burners. Can you give us a little more detail on this order?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah, so this was announced October 23rd, right. This is a new super major customer for us. The order that was announced was for the engineering sort of -- I think to put this in perspective and help explain what this is, when we work with a client and we put the proposal together for these projects, we’ll look at the scope of the entire project and that proposal covers the initial engineering, also any computer modeling and the testing and the fabrication and the delivery of the burners and anything that goes beyond it. So we deliver a proposal for the complete scope of work.

Matthew Selinger - Investor Relations, Firm IR Group

So we're bidding on the comprehensive project.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

On the whole thing.

Matthew Selinger - Investor Relations, Firm IR Group

Yep.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

That's what the client assesses. As we've seen with other projects, they're often -- the initial step is often just to -- they purchase this step-by-step. So this order is that very first engineering phase based on our proposal for the entire delivery of those burners.

Matthew Selinger - Investor Relations, Firm IR Group

Right, so this is just like other orders we've announced in the past, where, again, just to parse this, we're bidding on the full project. They basically look at it, they say we want to move forward, they release the PO -- initial PO, for the engineering order, is that correct?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

That's correct, and that's the way that we see many of our previous orders being released.

Matthew Selinger - Investor Relations, Firm IR Group

Fantastic. And this is for, again, we're calling it a new super major customer and going to California, is that correct?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

That's correct, yeah. We know the customer. We know the people. This is our first purchase order from this super major customer.

Matthew Selinger - Investor Relations, Firm IR Group

And it's been a direct relationship from ClearSign and the customer?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

That's correct, yes.

Matthew Selinger - Investor Relations, Firm IR Group

Fantastic. Then let's talk about another one. There's another larger process burner order and we call this from an integrated petroleum producer. And this is for 36 ClearSign Core burners, and this is to be installed in the US Gold Coast refinery.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

That's correct.

Matthew Selinger - Investor Relations, Firm IR Group

How about a little more detail on this order?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

So this one was announced September 17th. As you said, it's the same structure. We bid the entire project, the entire scope, and again, the client, as I've done here, has given us the initial order for the engineering to kick this project off. The drivers behind this are a little different. NOx is definitely a part and a consideration of this project. This is also a unusual mechanically-structured heater and standard burners would not fit. So we believe that a significant part of selecting ClearSign for this project were also our engineering capabilities and our ability to develop a burner to fit into this heater and deliver the right frame profile with the CFD modeling and engineering to make right to show the customer and simulate that working in a heater. I think this speaks to the strength of the engineering that we have here at ClearSign in addition to the technology.

Matthew Selinger - Investor Relations, Firm IR Group

Okay. And that order was, in the press release, we called it a name brand petroleum company. So this brings up a point Jim I'd like to move into kind of take a sidebar here that one topic I get asked frequently is naming customers. Jim, why don't we name them in releases?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah, great question. We would love to name the customers too. The reality is that in the purchase order contracts that we have with most of these customers, there are strict disclosure requirements and it prohibits the release of the client's name. So this is, you know, whether we're here at ClearSign or even my prior life, this is quite typical, but that is the reason that we don't. Now, what we do in the press releases is we do describe the companies quite carefully. So that description that you've mentioned, you know, whether it's a global super-major or a global chemical company, we choose that name and descriptive carefully to at least try and give the investors a good understanding of the prominence and the status of that customer. So while we cannot name them, if it's a global super major, you've got a good idea of what that customer is like if you don't know specifically.

Matthew Selinger - Investor Relations, Firm IR Group

And how many super majors are there?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

There's various descriptions, but five to seven seems to be the general consensus.

Matthew Selinger - Investor Relations, Firm IR Group

And we're working with how many?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

So we now, as a company, since I've been with the company, we've received purchase orders from three of those global super-majors. So, either just over or just under 50%, depending on what description of global super-major you use.

Matthew Selinger - Investor Relations, Firm IR Group

Right. And again, if they're not a super-major, like you said, they're also a name-brand petroleum company, a multinational energy company. These aren't, in a sense, mom-and-pop operations, we're dealing with bigger and bigger companies.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah, if it's a global chemical company or maybe, yes, you will recognize that as a household. And then we try and describe them and their breadth as accurately as we can.

Matthew Selinger - Investor Relations, Firm IR Group

Okay. I'm going to get back to the orders and topic today. Thank you for that sidebar. Let's shift to the M-series. You know, we've seen two separate orders just one week apart for this new product, and both were through our heater manufacturing partner, Devco. And you did touch on this in some of your early comments, Jim, but could you talk about the M-series and what's going on with that product line?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yes, yeah. So this is, it's primarily targeted into the midstream industry. We have different levels of technology. We have the M1, which is capable of delivering well below five BPM, so beating any mission requirements we've heard of. And then since then, with the feedback from the customer, we have developed a M25 specifically for retrofit applications. Both burners are great reception. These two orders are the M25. So this enables our customers to go out and to have a very effective burner product to retrofit heaters. So to go out and come up with a more reliable burner to reduce the emissions but this is designed to take out an existing burner and have a ClearSign sign burner to plug back in the hole and to upgrade that heater. That's probably very successful. There are a number of proposals still out there, and we actually believe that there are more projects being quoted with our burners that we know about, because once we've provided a proposal for a certain size of burner, our clients are free to go ahead and use that proposal in other projects that they're chasing that would require that same burner. So it's quite common for us to jump on a conversation the customer for a project that they're working on that we didn't even know about and includes our technology as that project gets close to fruition.

Matthew Selinger - Investor Relations, Firm IR Group

So these sales channels are kind of operating, in a sense, are out bidding on their own.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

That's the goal, especially in cases like this where it's not a customized product, it's a standard product, we give them the tools to allow them to go and then to run with it and to use that product more as they get traction. That way it's very efficient on our resources. It cuts our clients free to go and sell them and chase whatever projects they can without having to come back to us for every detail in the early phases of that project.

Matthew Selinger - Investor Relations, Firm IR Group

And because it's more standardized size, Jim, I'm assuming then the sales process might be quicker and then even the sales to delivery, is that correct?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

The whole process is more efficient, right. Especially with this type of client, we've typically got standard purchase order conditions. The order delivery cycle is made as much quicker that once we've already built that burnout, once we've got the drawings, so we'll turn these orders in typically 10 to 12 weeks from quote to delivery. So while it's the same ClearSign technology at the core, it is a very different order process to the previous orders we've talked about, where there are engineering and testing and multiple stages, and also a very bespoke product for the process heaters. These are very much designed to be standard burners that we can turn quickly and let our clients run and go and chase a large volume of opportunities.

Matthew Selinger - Investor Relations, Firm IR Group

Okay, great. Well, keeping with the theme of multiple orders, and you didn't touch on this in the very early comments, we did receive our fourth order for a flare.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yes.

Matthew Selinger - Investor Relations, Firm IR Group

And this is for our California, who's a California customer, who's a producer there. What's driving this and what's going on kind of with this flare product?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah, I think two major points on the drivers. First is there are certain regions of the country that have a NOx emissions limit on continuous flaring. California is one of them, or in at least most regulated areas of California, especially where the oil fields are. And the second is just the client's needs. So this is a oil producing customer. As part of that process, there is an off gas that comes out from the wells, that client has to dispose-off responsibly. If they cannot dispose-off that gas, it actually can limit the production rates from the field. So they need more flaring capacity that they have to do in a manner that meets the regulatory requirements to enable them to maximize their oil production. So this could potentially limit their oil production if they don't have the flaring capacity to meet their needs.

Matthew Selinger - Investor Relations, Firm IR Group

Interesting. Okay. Very interesting there. And I think you've talked about this in the past on previous calls, Jim, that this isn't just a simple kind of bum flare, right? Is that correct? This is a more complex kind of project and product?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah, two parts. I mean, our flares are quite sophisticated because we do maintain the emissions regulations. That is not normal across most flares. We're quite unique in that field. For this one in particular, I have talked about systems projects and expanding the ClearSign scope on previous goals and our ambition to get into bigger projects where we can leverage our technology and then include the vessels and equipment that surrounds that burner, basically to multiply the size of our scope. This order is actually a long way of that process. This is not truly 100% of the supply of the flare, but we are replacing major components of an existing flare. We're probably up in 75% to 80% of that flare range. I don't normally give revenue numbers, but to emphasize the point here, a typical flare burner will be $150,000 to $200,000 somewhere in that range. With the other parts for the flare that we're able to sell here, we're up in the region of half a million dollars for this wall in particular order. Thinking more generally for the systems projects, this is probably the bottom end of what a systems project will be, and they've certainly got a scope to go up above a million dollars per piece of it but the intention is to take a special ClearSign burner and then leverage that to supply the scope of the product that that burner fits into rather than just selling the burner and have somebody else build that scope. There's certain products where it makes sense for us to actually sell the whole thing, which allows us to expand that revenue significantly.

Matthew Selinger - Investor Relations, Firm IR Group

Interesting. So again for us it's very because it's not only an emissions product, but then it's also helping the customer maximize their production.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yes.

Matthew Selinger - Investor Relations, Firm IR Group

Very interesting. Okay, I think it's a new kind of reasoning that I don't think our customers fully understand, or excuse me, our investors fully understand.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

It's certainly a very valuable lever for the customer as well.

Matthew Selinger - Investor Relations, Firm IR Group

Let's turn to the sensor product, if we could, Jim, the ClearSign Eye. On the last call, we had a previous update about a pilot installation going to a super major. Can you give an update on this on this product line?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Certainly. So that has -- as we expected, this project is going ahead. The sensors were shipped and installed and are operating in the client's heater. We've had some very beneficial feedback from that client. We also have further the opportunities to quote those sensors now to this client, which is burners at the refinery, which is very encouraging. I think speaks to their experience to date. Incidentally, we also have another site that we are installing the sensors on, ClearSign burners, which will be a first for us. I'm actually very encouraged that we're actually getting some traction on the sensing technology.

Matthew Selinger - Investor Relations, Firm IR Group

Great and more to come there. On the last couple of calls, we have spent a long time talking about our partner Zeeco. So can you give an update on the relationship? How is that going with Zeeco?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

It's going really well. I mean, just going back through what we've talked about here today, the DOE testing and the testing for the Gulf Coast Chemical Company is a fantastic example. That testing was extensive. They have the world's biggest test facility, I'd say, but they have given us extensive access to develop our products in that testing. I think to emphasize, if we look at the project that we recently talked about, the validation, the demonstration project for the chemical company, that range of fuels was the most extensive range of fuel that I think I've tested in my career. I've seen a lot of burner testing. They had to move in fuel tanks and actually rearrange the fuel system for the test furnace to do that, which they willingly did. They took the ball and ran with it and they had everything in place. That testing went smoothly, both the burner performed wonderfully, but also our household for the Zeeco team, they did an incredible job running that furnace and getting set up and making sure that everything was running consistently in the lead up to and throughout the testing. The other major thing they do for us is fabrication of burners. We have, I think, our biggest burner production brand going through the Zeeco shop right now. They're building those burners. The updates and the interaction, we are obviously visiting their shop with the client's inspectors. So they have been extremely supportive of the ClearSign business. If I can, just one aside, we've actually started receiving proposals now or requests for proposals from Zeeco sales teams. We've had a couple to address as well. It was nice to see.

Matthew Selinger - Investor Relations, Firm IR Group

And it's great to see. I think that's what a lot of investors are interested to hear. So, Jim, we have the year end in sight, we're in mid-November. What do you see for the rest of the year and then moving into 2026?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Well, good news, not a lot of the year left, but there's some very specific things this year. The big one is we have 26 burners being manufactured at Zeeco. Those are on schedule. We're looking to get those shipped by the end of the year. We also have a flare in California starting up, but really for this year, shipping those 26 burners is our big focus. Looking forward, there's a lot of quotes out there, a lot of the M Series that we said, but also a lot of flare and process burners. I'm very much looking forward to further traction and orders coming in from those. We've got the two process burners we've talked about. So far the engineering phase, I look forward to those projects progressing, rolling in through testing and ultimately the equipment orders. Speaking personally for me, the burner that came out of that SBIR program is very exciting. I mean, this burner is subtly different from my previous burner, but what it does and the way that it does it, I think is going to be extremely significant in the industry. I think it delivers -- it provides a platform for us to develop into new areas and to really develop that burner. And getting that news out to the clients is going to be very important. So for everyone looking out, look out for a lot more promotion. We'll be engaging with the key technical people with our customers. We expect to be putting news out on social media, especially, but a lot of promotion around that. And I think that's got a great potential for ClearSign's future.

Matthew Selinger - Investor Relations, Firm IR Group

All right, hey, referring back to the first item you mentioned there, Jim, the 26 burner order, I know we don't give guidance, but if that shifts, I'm going to go out on a limb here, what could that Q4 -- what could our Q4 look like?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah, thank you, and I think we answered this. We've talked about sales before, but we've given the ability to do back of the envelope math, and maybe stick with that, I think conservative pricing for our burners, we say it's $100,000 per burner. There's 26 burners in this order. We've recognized a little bit of this revenue from perhaps testing, but very much the vast majority is still left to be recognized. So I don't want to go through the math, but basically it's comfortable, easy to say, I think that shipping these burners will be well north of $2 million in revenue to be recognized by year end when they ship.

Matthew Selinger - Investor Relations, Firm IR Group

That would be a great quarter, Jim So, with that, I'm done with my questions. Operator, we're going to turn back to you, and we're going to open up the call for some questions, please.

Operator

Certainly. [Operator Instructions] First question comes from Sameer Joshi with H.C. Wainwright. Please proceed.

Q: Hey, guys. Thanks for taking my questions and congrats on a great quarter and looks like your next quarter will also be good. I think Matthew asked a lot of the questions that I had, but just would like to step back and look at the type of orders that you are receiving. You have the M-series, the flare product, the sensor product upcoming. It seems that the process of receiving these orders and deploying these particular products is quite different from the process burners where you would have to wait for a substantial period of time before a burner will be deployed. Does this help you in like understanding your 2026 expected revenues better and timing and cadence of quarterly revenues over the next four or five quarters?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

That is a great question. I think the key point, obviously the process burner orders are substantially bigger than the M-Series or even the flare orders. The two that we talked about on this call, the 32 and 36 burners, are a lot more meaningful in terms of total revenue. But as you point out, the duration of those projects is significantly longer. So the way that I see it, the long-term process burner orders and that business is, based on my expectations, going to be clearly the biggest product line for ClearSign. Especially in the stage of development we're at right now, the revenue flow is going to be lumpy. We are chasing those orders, but there's going to be a significant duration before the total revenue comes in. That's where, from a revenue perspective, we're really looking to and promoting products like the M-Series and the Midstream and even the Flares and the Sensors will be the same, but they are projects that turn much more quickly through the sales process and especially through the execution process. As I see it, they will fill in the gaps in the revenue while we build up the pipeline of those big process orders. In time, I expect to have a significantly greater number of process orders in various stages of completion so that that revenue from those process orders will smooth out. We will still continue to get the quick turn orders and the spare parts and everything else that we do. I think as we go through this growth transition, the different types of both quick turn and there's longer orders, both fill in different parts of our revenue picture.

Q: Yeah, understood. Thanks for that color. So, given the success of these products that sort of fill in the revenue buildup while the process burners are chugging along, are there new opportunities for other kinds of products? I think the sensor product is one of those which you probably would talk about. But are there other products that could be developed by the company or are under development by the company?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

I certainly believe that there is potential, obviously, if we'd rolled something out, we were bringing that to the front, but I think especially, I'll go back to my comments on the outcome of the SBIR program. The underlying burner structure that we developed in that program is extremely versatile and I think that for different process applications gives us great opportunity to expand into other applications in the process field. And always, as we develop the M25, we're always talking for our customers, we're trying to understand their needs and the gaps in the market and looking for opportunities that play to ClearSign's strengths and can both provide the good products for our customers and, of course, good products for ClearSign. So, I certainly expect to develop more products, and that is a great focus of ours.

Q: Understood. And then just one last one on the regulatory front. Of course, it seems the California and Texas regulatory action or pending deadlines are beneficial for the company. But at the federal level, is there any risk of headwinds as a result of EPA reducing or walking back some of its requirements? Do you have any visibility on what steps EPA might take over the next year that could result in some headwind for your sales?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Okay. So it's difficult to talk in absolutes what could possibly happen, but from what we have seen, and going back over my career, the regulation of NOx emissions is a criteria pollutant, is fundamental to the EPA regulations and we've not seen that be subject to political pressure to the same extent as, more recently, in the United States we can point to decarbonization. So we're seeing increased regulations in Texas coming out now that's being driven by the EPA. So I do not expect any headwinds on the NOx side. And when we look at carbon, I mean, that was always a long-term development, especially when we start looking at things like hydrogen as a fuel, we are seeing inquiries now that are very interested in the optionality and our burners' capability to burn hydrogen as a fuel, I think part because it's a longer-term need and also because our clients are global and while there may be short-term political de-emphasis of decarbonization in the United States, that is not the case in other countries around the world, and our clients are global.

Q: Sounds good. Thanks a lot, Jim, for taking my question.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Thank you, Sameer.

Operator

[Operator Instructions]

Matthew Selinger - Investor Relations, Firm IR Group

Operator, while we wait, I'm going to go ahead and read a couple questions. I want to say thank you to our investors for sending questions in ahead of time. We very much appreciate that, and those also help us with the messaging of the actual content of the call. We hope to be able to address every question that was sent in. Jim, one question I have is - it does build a bit into what you were talking previously there with Sameer. We do see a potential reduction in larger-scale hydrogen projects or could this affect the development of, let's say, the 100% hydrogen burners?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

I mean, okay, so I think there's a few parts. First, the quick answer is that burn development from our side is done, especially from the development of the technology, as I described earlier. But I think importantly for the ClearSign, and even the big consideration when we embarked on this project, developing a burner that runs across that fuel range is extremely valuable in the market today. On an oil refinery, they have a wide range of gas mixtures that make up their fuel gas. The off-gases that come off the refinery process get pushed into the fuel gas stream. And even today we have burners that run on oil refinery fuel gases that are in excess of 80% hydrogen. So the burner we've developed under the DOE program specifically is extremely robust and as we showed the chemical client that we we've talked about I think the industry knowing that a burner will operate on a 100% hydrogen and 100% natural gas gives them great confidence that that's a very robust and reliable product for use in their refineries, no matter what the fuel gas composition they run in. So from my perspective, I'm actually not concerned about the - I'm not concerned from a business sense about the emphasis of decarbonization for our burner business, because my primary interest in developing that burner was to develop a burner that was going to be an excellent products for the refining and chemical industry in its form today, and if we've got the optionality for the future of hydrogen, then that is icing on the cake.

Matthew Selinger - Investor Relations, Firm IR Group

Here's another one, and thank you to the investor who sent this in, because you're obviously an astute listener. It was mentioned that spare parts were part of the revenues this quarter, and I believe spare parts were mentioned as the chunk of the revenue last quarter. Can you talk about what this might mean for the business -- this portion of the business going forward?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

I can. So just in general, for everyone, in the burner of spare parts is a very important part of the business. It's based on the installed equipment, and as you get more equipment out, it will become an increasingly large part of our business. The nice thing is it's also very consistent, it tends to turn very quickly and it tends to run with a high profit margin, which of course we like. Just to put some perspective, Brent, this last quarter, we had what was the spare part in that mix? Do you remember the --

Brent Hinds - Chief Financial Officer, ClearSign Technologies Corporation

Yeah. We had about 300,000 of the million.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

All right. So even now, we're getting a very significant steady income from spare part sales with the equipment we have out in store right now and as we get more income out there, that is only going to increase, and we'd expect it to increase proportionally to the amount of equipment that we have out in the field. So I look for this to be a very meaningful and high margin revenue stream for ClearSign as we grow.

Matthew Selinger - Investor Relations, Firm IR Group

Great. Okay. One more question here. We're now hearing more and more orders from Texas and the Gulf Coast. What do you believe has led to this shift and is this a general shift to that region?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

It's, yeah -- it's a good point and a good observation. When you say shift to that region, I define that differently. I don't see the business in California dropping off. And in fact, with the process burner order we talked about today, I think the California business remains strong. I do think what we're seeing though is a significant pickup in what is our largest refining petrochemical market in the US, which is the US Gulf Coast. We've got the 26 burner order shipping down there. We talked about the 36 order going down there today. I think there's a number of factors behind that. One is just our acceptance in the industry. This is where a lot of those users are based. We also talked about the regulations. The California regulations have been -- the new regulations have been in place for some time. The Texas regulations are almost complete. We believe their formal proposal has been submitted by the Texas board, it's just waiting on the EPA to approve it, but the industry is aware that there are new regulations and potentially more fees on their near horizons. So we believe -- I don't know that that is the driver, but we think that that is also possibly playing into the uptick in interest that we are seeing. And we are seeing interest beyond these two waters. We do have significant interest across the US Gulf Coast, expanding actually beyond Texas.

Matthew Selinger - Investor Relations, Firm IR Group

I have no more questions, operator. I'll put it back to you.

Operator

Thank you. There are no further questions in the queue. We've reached the end of the question-and-answer session and I will now turn the call over to ClearSign CEO, Jim Deller, for closing remarks.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Thank you, operator, and thank you everyone for your continued interest in ClearSign and for taking the time to participate today. We look forward to updating you regarding our developments and speaking with you on our next call. In the meantime, please keep checking for developments on our websites. And for more behind-the-scenes updates, please follow us on LinkedIn. And we have also recently re-engaged our ClearSign X account, so there's another social media post to check. Thank you all for your time.

Operator

Excuse me. This concludes today's conference, and you may disconnect your lines at this time. Thank you for your participation.